Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

OneMain Financial Holdings, Inc.:

We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” and “Selected Consolidated and Combined Historical Financial Data” in the prospectus.

/s/ KPMG LLP

Baltimore, Maryland

February 11, 2015